Exhibit 99.0

INSTRUCTIONS FOR USE OF

BIGLARI HOLDINGS INC.

SUBSCRIPTION CERTIFICATES

CONSULT MORROW & CO., LLC,
YOUR BANK OR BROKER AS TO ANY QUESTIONS YOU MAY HAVE

The following instructions relate to a rights offering by Biglari Holdings Inc., an Indiana corporation (the “Company”), to the holders (the “Holders”) of its common stock, stated value $0.50 per share (the “Common Stock”), as described in the Company’s prospectus dated                     , 2013 (the “Prospectus”).  Holders of record of Common Stock at the close of business on               , 2013 (the “Record Date”) will receive one transferable subscription right (“Subscription Right”) for each share of Common Stock held by them as of the close of business on the Record Date.  An aggregate of [             ] Subscription Rights is exercisable to purchase an aggregate of [             ] shares of Common Stock.  [   ] (  ) Subscription Rights plus payment of [$       ] (the “Subscription Price”) will entitle the Holder to subscribe for one share of Common Stock (the “Basic Subscription Privilege”).  In addition, shareholders on the Record Date who fully exercise the rights distributed to them by us will also be entitled to subscribe for and purchase additional shares of Common Stock that are not purchased by other Holders through their Basic Subscription Privileges (the “Oversubscription Privilege”).  The maximum number of shares of Common Stock that you may purchase under the Oversubscription Privilege is equal to the number of shares of Common Stock you purchased under the Basic Subscription Privilege.  If the number of shares of Common Stock remaining after the exercise of all Basic Subscription Privileges is not sufficient to satisfy all requests for shares of Common Stock pursuant to Oversubscription Privileges, oversubscribing Holders will be allocated additional shares of Common Stock pro rata, based on the number of shares each such Holder purchased through the Basic Subscription Privilege in proportion to the total number of shares of Common Stock that each such Holder and other oversubscribing Holders purchased through the Basic Subscription Privilege.

If, pursuant to the exercise of Subscription Rights, the number of shares of Common Stock that a Holder would be entitled to receive would result in receipt of fractional shares, the aggregate number of shares that the Holder is entitled to purchase will be rounded up to the nearest whole number provided the Holder fully exercises his or her rights and pays the required subscription price.  Holders will not receive cash in lieu of fractional shares.

The Subscription Rights will expire on                , 2013, at 5:00 p.m., New York City time, unless extended (the “Expiration Date”).

You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate section on the back of your Subscription Certificate and returning the Subscription Certificate to Computershare Trust Company, N.A. (the “Subscription Agent”) in the envelope provided.

THE SUBSCRIPTION AGENT MUST RECEIVE YOUR COMPLETED SUBSCRIPTION CERTIFICATE ON OR BEFORE THE EXPIRATION DATE.  IN ADDITION, THE SUBSCRIPTION AGENT MUST RECEIVE PAYMENT OF THE SUBSCRIPTION PRICE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, FOR ALL SUBSCRIPTION RIGHTS EXERCISED ON OR BEFORE THE EXPIRATION DATE.  ONCE A HOLDER OF SUBSCRIPTION RIGHTS HAS EXERCISED THE SUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED, EXCEPT AS OTHERWISE PROVIDED IN THE PROSPECTUS.

1.           SUBSCRIPTION PRIVILEGES.  To exercise Subscription Rights, properly complete and execute your Subscription Certificate, with any required signature guarantees, and send it, together with payment in full of the Subscription Price for the shares of Common Stock subscribed for pursuant to the Basic Subscription Privilege and shares of Common Stock subscribed for pursuant to the Oversubscription Privilege (not to exceed the number purchased by you under the Basic Subscription Privilege), to the Subscription Agent.  Delivery of the Subscription Certificate must be made by mail, by overnight courier or by hand.  FACSIMILE DELIVERY OF THE SUBSCRIPTION CERTIFICATE WILL NOT BE ACCEPTED AND WILL NOT CONSTITUTE VALID DELIVERY.  All payments must be made in United States dollars by bank draft (cashier’s check) or certified check drawn upon a U.S. bank or money order payable to Computershare Trust Company, N.A.  The Subscription Price will be deemed to have been received by the Subscription Agent under the conditions described in the paragraph below entitled ACCEPTANCE OF PAYMENTS.

Banks, brokers and other nominee holders of Subscription Rights who exercise the Subscription Right on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and to the Company as to the aggregate number of Subscription Rights that have been exercised by each beneficial owner of Subscription Rights on whose behalf such nominee holder is acting by submitting the form entitled Nominee Holder Certification.

If you hold certificates for our Common Stock directly and would prefer to have your broker, custodian bank or other nominee exercise your Subscription Rights, you should contact your nominee and request it to effect the transaction for you.  To indicate your decision with respect to your Subscription Rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form”.

ACCEPTANCE OF PAYMENTS.  Payments will be deemed to have been received by the Subscription Agent only upon the receipt by the Subscription Agent of a certified check or bank draft (cashier’s check), or, if less than $500.00, by clearance of a personal check, in each case drawn on a U.S. bank, or receipt of a money order payable to the Subscription Agent.  Wire transfers are also acceptable; instructions are:

[                        ]

[ABA #            ]

For the account of Computershare Trust Company, N.A. account number [                  ].

CONTACTING THE SUBSCRIPTION AGENT.  The address of the Subscription Agent is as follows:

Computershare Trust Company, N.A.

By Mail:	By Facsimile Transmission:	By Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

The Subscription Agent must receive the Subscription Certificate and payment of the Subscription Price on or before the Expiration Date.  DEPOSIT IN THE MAIL WILL NOT CONSTITUTE DELIVERY TO THE SUBSCRIPTION AGENT.  The Subscription Agent has discretion to refuse to accept any improperly completed or unexecuted Subscription Certificate.

NO SUBSCRIPTION RIGHTS AMOUNT; EFFECT OF OVER AND UNDERPAYMENTS.  If you have not indicated the number of Subscription Rights being exercised, or if you do not deliver the dollar amount sufficient to purchase the number of shares of Common Stock subscribed for, you will be deemed to have exercised the Subscription Rights with respect to the maximum number of whole Subscription Rights that may be exercised for the Subscription Price payment you deliver.  To the extent that the dollar amount you deliver exceeds the product of the Subscription Price multiplied by the number of Subscription Rights evidenced by the Subscription Certificate you deliver, any excess amount will be returned to you.

2.           DELIVERY OF SHARE CERTIFICATES.  Share certificates for shares of Common Stock purchased in this offering will be issued as soon as practicable after the Expiration Date, anticipated to be approximately seven to ten business days.  Our Subscription Agent will deliver subscription payments to us periodically during this offering.  Unless you instruct otherwise in your Subscription Certificate, shares of Common Stock purchased through the exercise of Subscription Rights will be registered in the name of the person exercising the rights.  The Subscription Agent will promptly mail to each Holder of Subscription Rights any excess funds received (without interest or deduction) in payment of the Subscription Price for shares of Common Stock that are subscribed for but not allocated to such Holder pursuant to the Basic Subscription Privilege and the Oversubscription Privilege as soon as practicable after the Expiration Date, anticipated to be approximately seven to ten business days.

3.           TO HAVE A SUBSCRIPTION CERTIFICATE DIVIDED INTO SMALLER DENOMINATIONS.  To have a Subscription Certificate divided into certificates for smaller numbers of Subscription Rights, send your Subscription Certificate, together with complete instructions (including specification of the whole number of Subscription Rights you wish to be evidenced by each new Subscription Certificate) signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Subscription Certificates to be issued and returned so that they can be used prior to the Expiration Date. Alternatively, you may ask a bank or broker to effect such actions on your behalf.  As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you may not receive such new Subscription Certificates in time to enable you to complete an exercise by the Expiration Date.  Neither the Company nor the Subscription Agent will be liable to you for any such delays.

4.           EXECUTION.

(a)           EXECUTION BY REGISTERED HOLDER.  The signature on the Subscription Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever.  Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to act.

(b)           EXECUTION BY PERSON OTHER THAN REGISTERED HOLDER.  If the Subscription Certificate is executed by a person other than the Holder named on the face of the Subscription Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

(c)           SIGNATURE GUARANTEES.  Your signature must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office in the United States, if you specify special issuance or delivery instructions.

5.           METHOD OF DELIVERY.  The method of delivery of Subscription Certificates and the payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Holder of the Subscription Rights.  If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to the Expiration Date.

6.           SPECIAL PROVISIONS RELATING TO THE DELIVERY OF SUBSCRIPTION RIGHTS THROUGH DEPOSITORY FACILITY PARTICIPANTS.  In the case of holders of Subscription Rights that are held of record through The Depository Trust Company (“DTC”), exercises of the Subscription Rights may be effected by instructing DTC to transfer Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Subscription Rights.